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                                                                    EXHIBIT 4.4

                             APEXX TECHNOLOGY, INC.

                        1994 INCENTIVE STOCK OPTION PLAN


     1. Purpose of Plan. This Stock Option Plan (the "Plan"), is intended to encourage ownership of shares of Apexx Technology, Inc. (the "Corporation"), by employees of the Corporation and its subsidiaries and to provide additional incentive for them to promote the success of the business.

     2. Shares Subject to Plan. There will be reserved for use upon the exercise of options to be granted from time to time under the Plan ("Options"), an aggregate of 1,000,000 Common Shares, with no par value (the "Common Shares"), of the Corporation, which shares may be in whole or in part, as the Board of Directors of the Corporation (the "Board of Directors"), shall from time to time determine, authorized but unissued Common Shares or issued Common Shares which shall have been reacquired by the Corporation. For purposes of the Plan, the "Plan Year" shall be the 12-month period ending on each December 31. Options shall not be granted in any Plan Year for in excess of an aggregate of 250,000 Common Shares; provided, however, that, if an Option shall expire or terminate for any reason without having been exercised in full, the shares not purchased covered thereby shall (unless the Plan shall have been terminated) be added to the shares otherwise available for Options which may be granted in accordance with the terms of the Plan.

     3. Administration of Plan. The Board of Directors shall appoint a Stock Option Plan Committee (the "Committee"), which shall consist of not less than three members of the Board of Directors. Subject to the provisions of the Plan, the Committee shall have plenary authority in its discretion to determine the employees of the Corporation and its subsidiaries to whom Options shall be granted, the number of shares to be covered by each of the Options, and the time or times at which Options shall be granted; to interpret the Plan; and to prescribe, amend, and rescind rules and regulations relating to it; provided, however, that, in the case of employees who shall also be directors of the Corporation, Options shall be granted in accordance with the provisions of paragraphs 4 and 5 hereof. The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All action of the Committee shall be taken by a majority of its members. Any action may be taken by a written instrument signed by a majority of the members and action so taken shall be fully as effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings, and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     4. Employees to Whom Options Shall be Granted. An Option shall be granted in each Plan Year:

         a. To each director of the Corporation who is also in the employ of the Corporation or in the employ of one or more of its present or future subsidiary corporations ("Subsidiaries"), as defined in Section 424 of the Internal Revenue Code of 1986; and



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         b. To each other employee of the Corporation or one or more of its
Subsidiaries who shall be selected by the Committee from the Corporation or of one or more of its Subsidiaries; whether or not in any case the grantee shall have received one or more Options hereunder in any previous Plan Year or Years. Any employee to whom an Option shall have been granted in any Plan Year and who shall thereafter in such Plan Year become a director of the Corporation shall not be granted another Option in such Plan Year.

     In no event shall an Option which is exercisable more than five years from the date of the grant thereof be granted to any person who, immediately after such Option is granted, owns (as defined in Sections 422 and 424 of the Internal Revenue Code of 1986) shares possessing more than 10 percent (10%) of the total combined voting power or value of all classes of shares of the Corporation or of its parent or any subsidiary corporation.

     5. Number of Shares Covered by Options Granted to Individual Employees. The number of shares of the Common Stock covered by the Option that shall be granted to any individual employee in any Plan Year shall not exceed one hundred thousand dollars ($100,000).

     6. Factors Considered in Granting Options. In making any determination as to employees (other than those who are also directors of the Corporation) to whom Options shall be granted and as to the number of shares to be covered by such Options, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation, and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

     7. Option Prices. The purchase price of the Common Shares which shall be covered by each Option shall be 100 percent (100%) of the fair market value of the Common Shares at the time of granting the Option. Such fair market value shall be deemed to be the mean of the high and low prices of the Common Shares on national securities exchanges on the day on which the option shall be granted, if such exchange price exists. If not, the option price shall be determined by the Board of Directors from the records of the Company. Notwithstanding the foregoing, the purchase price for Common Shares under an Option or Options granted to any person then owning more than 10 percent (10%) of the total combined voting power of all classes of shares of the Corporation, or of its parent or subsidiary corporation immediately before the grant of the Option, shall be 110 percent (110%) of the fair market value of the Common Shares at the time of grant of the Option.

     8. Terms of Options. Each Option must be exercised within ten (10) years from the date of the grant thereof; provided, however, that any Option granted to any person then owning more than 10 percent (10%) of the total combined voting power of all classes of shares of the Corporation, or of its parent or subsidiary corporation, must be exercised within five (5) years from the date of the grant thereof. The Option term may be subject to termination prior to the expiration of the period mentioned above, as provided hereinafter.



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     9.  Vesting of Options. An Option to purchase shares granted under the terms and conditions of this Plan shall vest with the optionee over a five (5) year period, one-fifth (1/5) per year, commencing on the first anniversary date of issuance of the Option under the Option Agreement with the Employee and continuing on each anniversary date thereafter.

     10. Exercise of Options. A vested Option may be exercised, at any time or from time to time, as to any part of or all the shares which shall be covered thereby; provided, however, that:

         a. An Option may not be exercised as to less than 100 shares at any one time (or the remaining shares then purchasable under the Option, if less than 100 shares); and

         b. An Option shall not be exercisable prior to the date the Option vests in the Employee. The purchase price of the shares as to which an Option shall be exercised shall be paid in full in cash at the time of exercise. Except as provided in paragraph 12 and 13 hereof, an Option may not be exercised at any time unless the holder thereof shall have been in the continuous employ of the Corporation and/or of one or more of its Subsidiaries, from the date of the granting of the Option to the date of its exercise. The holder of an Option shall not have any of the rights of a shareholder with respect to the shares covered by his Option, except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the Option.

     11. Nontransferability. An Option shall not be transferable otherwise than by will or the laws of descent and distribution, and an Option may be exercised, during the lifetime of the employee, only by such employee. More particularly, but without limitation, any Option granted hereunder may not be assigned, transferred, pledged or hypothecated, in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and any levy of any execution, attachment or similar process upon an Option shall be null and void and of no effect.

     12. Termination of Employment. In the event that the employment of an employee to whom an Option has been granted is terminated (otherwise than by reason of death), any such vested Option may be exercised (to the extent that the employee shall have been entitled to do so at the termination of his employment) at any time within three months after such termination, but not more than ten (10) years (five (5) years if a ten percent (10%) shareholder) after the date on which such Option was granted. So long as the holder of an Option shall continue to be an employee of the Corporation or one or more of its Subsidiaries, his Option shall not be affected by any change in his duties or position. Nothing in the Plan or in any Option agreement shall confer upon any employee any right to continue in the employ of the Corporation or of any of its Subsidiaries, or interfere in any way with the right of the Corporation or any such subsidiary to terminate his employment at any time.



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     13. Death of Employee.

         a. If an employee to whom an Option has been granted dies while he is employed by the Corporation or one or more of its Subsidiaries any vested Option may be exercised (to the extent that the employee shall have been entitled to do so at the date of his death) by a legatee or legatees of the employee under his last will, or by his personal representatives or distributees, and subject to the provisions of paragraph 8 hereof, at any time within one (1) year after his death.

         b. If an employee to whom an Option has been granted dies within three (3) months after the termination of his employment, any vested Option may be exercised (to the extent that the employee shall have been entitled to do so at the date of his death) by a legatee or legatees of the employee under his last will, or by his personal representatives or distributees, and subject to the provisions of paragraph 8 hereof, at any time within six (6) months after his death.

     14. Adjustments Upon Changes in Capitalization. In the event of changes in the outstanding Common Shares of the Corporation by reason of share dividends, split-ups, recapitalizations, mergers, consolidations, combination or exchange of shares, separations, reorganizations, or liquidations, the number and class of shares available under the Plan in the aggregate and in any Plan Year and the maximum number of shares as to which Options may be granted to any employee shall be correspondingly adjusted by the Committee. Notwithstanding the foregoing, no adjustment shall be made in the minimum number of shares which may be purchased at any time.

     15. Change of Control.

         a. "Change of Control" shall mean:

            (1) A change of control of the Corporation of a nature that would be required to be reported in response to Item l(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") if the Corporation or Bank were subject to the Exchange Act; or

            (2) A third person, including a "group," as defined in Section
13(d) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Corporation; or

            (3) Individuals constituting the Board as of the date hereof (the "Incumbent Board") cease for any reason to constitute at least one-third (l/3) thereof; provided, however, that for purposes of this Plan, any person becoming director subsequent to the date hereof whose election or nomination for election by the shareholders of the Corporation was approved by a vote of at least fifty-one percent (51%) of the directors comprising the Incumbent Board (other than an election or nomination in connection with an actual or threatened election contest relating to the election of directors of the Corporation, as such terms are used in Rule 14(a)-11 of Regulation 14(a)



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promulgated in the Exchange Act) shall be considered as though such person were a member of the Incumbent Board.

         b. Notice to Participants. Not less than thirty (30) days prior to a Change of Control, the Committee or the Board shall notify each Participant of the pending Change of Control ("Change Notice").

         c. Exercise of Options. Upon delivery of a Change Notice to all Participants and conditioned upon and subject to the occurrence of the Change of Control, all Options granted prior to the date on which the Change of Control occurs (the "Change Date") shall be exercisable in full, and not only as to those shares with respect to which installments, if any, have accrued under any Participant's Option Agreement, notwithstanding any other provisions of this Plan except provisions respecting the expiration or termination of a Participant's rights under this Plan. Participants shall be entitled to exercise all or any portion of such Options on or before the last day prior to the Change Date.

         d. Delay in Change of Control. In the event the Change of Control is delayed for any reason, the Committee or the Board shall promptly notify all Participants of the new Change Date, and the right to exercise Options pursuant to this paragraph 15 shall be extended to on or before the day prior to the new Change Date.

         e. Change of Control Not Occurring. If a Change of Control does not occur for any reason other than a delay or extension of the Change Date, options exercised pursuant to this paragraph 15 shall not be effective and thereafter all rights to exercise such Options shall return to and remain subject to the terms and conditions, including the vesting schedule, set forth in each Participant's Option Agreement with the Corporation and the other provisions of this Plan. No stock or stock certificates shall be issued with respect to any Option granted under this paragraph 15 unless and until the Change of Control occurs.

     16. Effectiveness of Plan. The Plan shall become effective on such date as the Board of Directors shall determine, but only after:

         a. The shareholders of the Corporation shall, by the affirmative vote of a majority in interest of the Common Shares, in addition to the affirmative vote of a majority in interest of all the shares of the Corporation, have approved the Plan;

         b. The Board of Directors shall have been advised by counsel that all applicable legal requirements have been complied with.

     17. Time of Granting Options. Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the stockholders of the Corporation nor any action taken by the Committee shall constitute the granting of any Option. The granting of an Option shall take place only when a written Option agreement substantially in the form of the Option agreement



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which is attached hereto and marked Exhibit A shall have been duly executed and delivered by or on behalf of the Corporation and by the employee to whom such Option shall be granted.

     18. Limitation. No employee eligible to participate herein shall be granted Options to purchase Common Shares which are exercisable during any one calendar year, to the extent that the fair market value of such shares (determined at the time of the grant of the Option) exceeds $100,000. No employee shall be given the opportunity to exercise Options granted hereunder with respect to shares valued in excess of $100,000 in any calendar year; provided, however, that such exercise will be permitted if and to the extent that the right to first exercise said Options shall have accumulated over a number of years rather than having first occurred in the year of exercise.

     19. Termination and Amendment of Plan. The Plan shall terminate on _____________ (ten years after adoption of this Plan or the date this Plan is approved by the shareholders, whichever is earlier), and an Option shall not be granted under the Plan after that date. The Plan (including the form of Option agreement which is attached hereto and marked Exhibit A) may at any time or from time to time be terminated, modified, or amended by the Board of Directors of the Corporation, by the affirmative vote of a majority of said Board, subject to the requirements of law regarding the approval of a majority in interest of all the shares of the Corporation. The Board of Directors may at any time and from time to time modify or amend the Plan (including such form of Option agreement) in such respects as it shall deem advisable in order that the Options shall continue to be "incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, or to conform to any change in the law, or in any other respect which shall not change:

         a. The maximum number of shares for which Options may be granted under the Plan either in the aggregate or in any Plan Year or to any individual employee;

         b. The Option prices other than to change the manner of determining the fair market value of the Common Shares for the purposes of paragraph 7 hereof to conform with any then applicable provisions of the Internal Revenue Code or regulations thereunder;

         c. The periods during which Options may be granted or exercised;

         d. The provisions relating to the determination of employees to whom Options shall be granted and the numbers of shares to be covered by such Options; or

         e. The provisions relating to adjustments to be made upon changes in capitalization. The termination or any modification or amendment of the Plan shall not, without the consent of an employee, affect his rights under an Option previously granted to him.

     Executed this _____ day of ________________, 199__.

                                     APEXX TECHNOLOGY, INC. an Idaho corporation



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                                     By
                                       -----------------------------------------
                                       Tom Loutzenheiser, Jr., President

                                     By
                                       -----------------------------------------
                                       Gayl Loutzenheiser, Secretary



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                                OPTION AGREEMENT

     THIS OPTION AGREEMENT, made this ____ day of 1994, by and between Apexx Technology, Inc., an Idaho corporation (the "Corporation"), and ______________, the employee of the Corporation or one or more of its subsidiaries (the "Employee").

                                    RECITALS

     A. The Corporation desires, by affording the Employee an opportunity to purchase shares of its no par value stock (the "Common Shares"), to give to Employee an inducement to acquire a proprietary interest in the Corporation and an added incentive to advance the interests of the Corporation.

     B. The stock option granted herein is granted pursuant to the Apexx Technology, Inc., 1993 Incentive Stock Option Plan, which has been approved by the Corporation's shareholders.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:


     1. Grant of Option. The Corporation hereby grants to the Employee the right, privilege and option, to purchase Shares (such number being subject to adjustment as provided in paragraph 9 hereof) on the terms and conditions herein set forth.

     2. Purchase Price. The purchase price of the Common Shares covered by the Option shall be $______ per share (110% of present market value).

     3.  Term of Option. The term of the Option shall be for a period of five
(5) years from the date hereof, subject to earlier termination as provided in paragraphs 7 and 8, below.

     4. Time of Exercise of Option. The Option may be exercised within the term set forth in paragraph 3, above, and subject to the terms and conditions of paragraphs 6, 7 and 8, below, at any time or from time to time, as follows:

         a. Shares subject to this Option Agreement vest as the Employee continues employment with the Corporation. The Employee's right to exercise the Option for the purchase of Common Shares, shall vest over a five (5) year period, one-fifth (1/5) of the Common Shares granted hereunder each year, commencing on the first year anniversary date of this Agreement and continuing on each anniversary date thereafter. No stock vests until one (1) year following commencement of employment.

         b. The Option may not be exercised as to less than one hundred (100) shares at any one time unless the remaining shares then purchasable under this Option is less than one hundred (100) shares.



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     5.  Method of Exercise. Subject to the terms and conditions of this Option
Agreement, the Option may be exercised by written notice to the Secretary of the Corporation, at the general office of the Corporation located at 506 South 11th, Suite D, Boise, Idaho, or such other office as may be established. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either:

         a. Be accompanied by payment of the full purchase price of such shares, in which event the Corporation shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received; or

         b. Fix a date (not less than five (5) or more than ten (10) business days from the date such notice shall be received by the Corporation) for the payment of the full purchase price of such shares to the Secretary of the Corporation, against delivery of a certificate or certificates representing such shares. Payment of such purchase price shall, in either case, be made by check payable to the order of the Corporation. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the Employee and if the Employee shall so request in the notice exercising the Option, shall be registered in the name of the Employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to paragraph 8 hereof, by any person or persons other than the Employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

     6. Nontransferability. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Employee, only by the Employee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged, or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

     7. Termination of Employment. In the event that the employment of the Employee shall be terminated (otherwise than by reason of death), the Option may, subject to the provisions of paragraphs 3 and 5 hereof, be exercised by the Employee (to the extent that he shall have been entitled to do so at the termination of his employment) at any time within three (3) months after such termination. So long as the Employee shall continue to be an employee of the Corporation or one or more of its subsidiaries, the Option shall not be affected by any change in his duties or position.



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Nothing in this Option Agreement shall confer upon the Employee any right to continue in the employ of the Corporation or of any of its subsidiaries or interfere in any way with the right of the Corporation or any such subsidiary to terminate his employment at any time.

     8. Death of Employee. If the Employee shall die while he shall be employed by the Corporation or one or more of its subsidiaries or within three
(3) months after the termination of his employment, the Option may be exercised subject to the provisions of paragraphs 3 and 5 hereof (to the extent that the Employee shall have been entitled to do so at the date of his death) by a legatee or legatees of the Employee under his last will, or by his personal representatives or distributees, at any time within one (1) year after his death.

     9. Changes in Capital Structure. If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization, or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Shares or Common Shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if Common Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such share dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchange of shares, separations, reorganizations, or liquidations; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. No adjustment shall be made in the minimum number of shares which may be purchased at any one time.

     10. Limitation. In accordance with Section 422 of the Internal Revenue
Code of 1986, as amended from time to time, the Employee shall not exercise any one or more Options hereunder if and to the extent that the Employee would thereby be entitled to purchase Common Shares in any one calendar year the value of which, determined at the time of the grant of the Option or Options, would exceed $100,000; provided, however, that such exercise shall be permitted if and to the extent that the right to first exercise said Options shall have accumulated over a number of years rather than having first occurred in the year of exercise.

     11. General. The Corporation shall at all times during the term of the Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Corporation, shall be applicable thereto.



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     12. Binding Effect. This Agreement shall be binding upon the heirs, personal representatives, administrator, successors and assigns of the parties hereto.

     13. Subsidiary. As used herein, the term "subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Corporation, as that term is defined in Section 424 of the Internal Revenue Code of 1986.

     IN WITNESS WHEREOF, the Corporation has caused this Option Agreement to be duly executed by its officers "hereunto duly authorized, and the Employee has hereunto set his hand and seal, all on the day and year first above written.


                                     APEXX TECHNOLOGY, INC. an Idaho corporation

                                     By
                                       -----------------------------------------
                                       Tom Loutzenheiser, Jr., President

                                     By
                                       -----------------------------------------
                                       Gayl Loutzenheiser, Secretary



  Acknowledgment of Receipt of
     Apexx Technology, Inc.
1993 Incentive Stock Option Plan


-------------------------------------             ------------------------------
Employee                                                         Date



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